                                                                      EXHIBIT 12

                     PAPER WAREHOUSE, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            FOR THE SIX MONTHS ENDED JULY 28, 2000 AND JULY 30, 1999
                  AND FOR THE FIVE YEARS ENDED JANUARY 28, 2000


($'S IN THOUSANDS)                                              SIX MONTHS ENDED            FISCAL YEAR ENDED
                                                               -------------------  --------------------------------------
                                                               JULY 28,   JULY 30,  JANUARY 28,  JANUARY 29,  JANUARY 30,
RATIO OF EARNINGS TO FIXED CHARGES:                              2000       1999        2000        1999         1998
                                                               --------  ---------  -----------  -----------  -----------
Earnings:
     Consolidated net (loss) earnings                           $ (106)  $ (1,116)   $ (4,448)    $ (521)      $ (207)
     Extraordinary charge, net                                      -         -           -          -            110
     Cumulative effect of accounting change, net                    -         108         108        -            -
     Income taxes (1)                                              (57)      (675)     (2,970)      (323)          22
                                                               --------  ---------  -----------  -----------  -----------
        Total (loss) earnings before extraordinary charge
           and cumulative effect of accounting change             (163)    (1,683)     (7,310)      (844)         (75)

Fixed Charges:
     Interest expense                                              827        448       1,182        279          860
     Interest portion of rental expense                          1,699      1,575       3,281      2,378        1,779
                                                                 -----     ------      ------     ------       ------
        Total fixed charges                                      2,526      2,023       4,463      2,657        2,639

Earnings available for fixed charges                            $2,363      $ 340    $ (2,847)   $ 1,813      $ 2,564
                                                                ======     ======   =========     ======       ======

Ratio of earnings before extraordinary charge and cumulative
     effect of accounting change to fixed charges (2)              -          -          -           -            -
                                                                ======     ======   =========     ======       ======


($'s in thousands)                                                       FISCAL YEAR ENDED
                                                               ------------------------------------
                                                                   JANUARY 31,        FEBRUARY 2,
RATIO OF EARNINGS TO FIXED CHARGES:                                   1997               1996
                                                               ------------------  ----------------
Earnings:
     Consolidated net (loss) earnings                                 $ 808             $ 797
     Extraordinary charge, net                                          -                 -
     Cumulative effect of accounting change, net                        -                 -
     Income taxes (1)                                                   500               494
                                                               ------------------  ---------------
        Total (loss) earnings before extraordinary charge
           and cumulative effect of accounting change                 1,308             1,291

Fixed Charges:
     Interest expense                                                   834               547
     Interest portion of rental expense                               1,436             1,046
                                                                     ------             -----
        Total fixed charges                                           2,270             1,593

Earnings available for fixed charges                                $ 3,578           $ 2,884
                                                                   ========           =======

Ratio of earnings before extraordinary charge and cumulative
     effect of accounting change to fixed charges (2)                  1.58              1.81
                                                                   ========           =======
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     (1) Prior to November 1997, the Company was taxed as an S-Corporation. This amount reflects the pro forma provision for taxes as if the Company were taxed as a C-Corporation

     (2) For the six months ended July 28, 2000 and July 30, 1999, earnings were not adequate to cover fixed charges by approximately $163,000 and $1.7 million, respectively. For the fiscal years ended January 28, 2000, January
     29, 1999, and January 30, 1998 earnings were not adequate to cover fixed charges by approximately $7.3 million, $844,000 and $75,000, respectively.